Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. ANNOUNCES FIRST QUARTER RESULTS

MINNEAPOLIS (April 22, 2003) BUCA, Inc. (NASDAQ: BUCA) today announced total sales of $62.3 million for the thirteen weeks ended March 30, 2003, an increase of 11 percent as compared to sales of $56.3 million in the same period of fiscal 2002. The company reported net income of $1,098,000, or seven cents per share fully diluted for the first quarter of fiscal 2003. In the first quarter of fiscal 2002, the company reported net income of $2,141,000, or 13 cents per share fully diluted. Fully diluted shares decreased to 16,655,110 for the 13 weeks ended March 30, 2003 from 16,971,889 in the same period of fiscal 2002.

Joseph P. Micatrotto, chairman, president and CEO of the company, stated, “Our first quarter results, which were negatively impacted by both the weather and the war in Iraq, were in line with our expectations previously announced on March 12. As expected, our Buca di Beppo comparable restaurant sales declined 4.8 percent in the first quarter and our Vinny T’s of Boston comparable restaurant sales declined 9.2 percent in the same period. The reduction in comparable restaurant sales at both Buca di Beppo and Vinny T’s of Boston was entirely the result of a reduction in guest visits.

“While our comparable restaurant sales results were negatively impacted in the first quarter, the results of our fiscal 2003 new restaurants continue to exceed our expectations and produce record setting results. The six restaurants that we opened in the first quarter, along with the first restaurant that opened in the second quarter, in Charlotte, N.C., continue to generate average weekly sales well in excess of $60,000 per week. We expect to open six more new Buca di Beppo restaurants and one new Vinny T’s of Boston restaurant, for a total of 14 new restaurants in fiscal 2003. We expect to generate approximately 475 new operating weeks from these 14 new restaurants in fiscal 2003.

“We began a limited marketing test in early March in select markets. However, we quickly terminated this test on March 20 after the start of the war with Iraq. During the last four weeks, we have taken the opportunity to make some enhancements to this test and we plan to restart this initiative in early May in the same markets. In addition, we also plan to begin the first ever, nationwide Buca di Beppo campaign for our new Buca Dinner For Two. This new campaign is scheduled to begin in late May.

“Immediately after the start of the war with Iraq, our comparable restaurant sales at both Buca di Beppo and Vinny T’s of Boston declined approximately 10 percent to 15 percent compared with last year. Our comparable restaurant sales have improved last week and this week, with the cessation of the majority of the fighting in Iraq. We expect that our comparable restaurant sales will be down 1 percent to 3 percent for the next nine weeks. However, given the significant impact from the negative comparable restaurant sales in April, we expect that comparable restaurant sales will be down 4 percent to 6 percent for the second quarter.”

Micatrotto concluded, “Due to these significant sales reductions in April, we expect to generate earnings of seven to nine cents per share, fully diluted, in the second quarter. This is a reduction from our previous estimate of approximately 14 cents per share, fully diluted, in the second quarter. Obviously, we had anticipated that we would have completed our marketing test by this time and the entire second quarter would benefit from our marketing activities. Given the delay caused by the war in Iraq, we will not see this benefit until late in the second quarter or early in the third quarter.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 98 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected number of new restaurant openings in fiscal 2003; the expected new operating weeks generated by the new restaurants; the timing of commencing the new marketing campaign and the Buca Dinner For Two campaign; the expected comparable restaurant sales in the second quarter of fiscal 2003; and the expected earnings per share in the second quarter of fiscal 2003.

The actual number and timing of new restaurant openings in fiscal 2003 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, the timing and success of locating suitable sites, negotiating acceptable leases or purchases, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual new sales weeks generated by the new restaurants could be affected by the number of restaurants actually opened in fiscal 2003 and the timing of the restaurant openings. The actual timing of commencing the new market campaign and the Buca Dinner For Two campaign could be delayed based upon results achieved in the test markets and changes in consumer preferences. Earnings per share and comparable restaurant sales in the second quarter of fiscal 2003 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 29, 2002, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

BUCA, Inc. and Subsidiaries

Consolidated Statement of Income

(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 30, 2003	March 31, 2002
Restaurant sales	$62,345	$56,312
Restaurant costs:
Product	15,042	14,148
Labor	20,725	18,363
Direct and occupancy	15,403	12,735
Depreciation and amortization	3,780	2,999

Total restaurant costs	54,950	48,245

Income from restaurant operations	7,395	8,067
General and administrative expenses	4,484	3,439
Pre-opening costs	884	1,028

Operating income	2,027	3,600
Interest income	25	53
Interest expense	(389)	(254)

Income before income taxes	1,663	3,399
Provision for income taxes	(565)	(1,258)

Net income	$1,098	$2,141

Basic:
Net income per common share	$0.07	$0.13

Weighted average shares outstanding	16,649,686	16,338,010

Diluted:
Net income per common share	$0.07	$0.13

Weighted average shares assumed outstanding	16,655,110	16,971,889

	Percentage of Sales
	March 30, 2003	March 31, 2002
Restaurant sales	100.0%	100.0%
Restaurant costs:
Product	24.1%	25.1%
Labor	33.2%	32.6%
Direct and occupancy	24.7%	22.6%
Depreciation and amortization	6.1%	5.3%

Total restaurant costs	88.1%	85.7%

Income from restaurant operations	11.9%	14.3%
General and administrative expenses	7.2%	6.1%
Pre-opening costs	1.4%	1.8%

Operating income	3.3%	6.4%
Interest income	0.0%	0.1%
Interest expense	(0.6)%	(0.5)%

Income before income taxes	2.7%	6.0%
Provision for income taxes	(0.9)%	(2.2)%

Net income	1.8%	3.8%

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